Exhibit 99.1

Mattel Names Christopher Sinclair as Chief Executive Officer

Richard Dickson Appointed as President and Chief Operating Officer

Michael Dolan Appointed as Independent Lead Director

EL SEGUNDO, Calif. – April 2, 2015 – Mattel, Inc. (NASDAQ: MAT) today announced Christopher A. Sinclair has been appointed as Chief Executive Officer, effective immediately. Mr. Sinclair, who has been serving as Interim CEO since January 2015, also will continue as Mattel’s Chairman. Mattel also announced the appointment of Michael J. Dolan as Independent Lead Director.

Said Michael J. Dolan, Mattel’s Independent Lead Director, “Since stepping in as Interim CEO in January, Chris has been extremely active inside the Company, developing with the Board and the Mattel management team a comprehensive plan to improve the Company’s performance and make the most of our incredible brands and opportunities. He is moving with urgency and we are delighted that, with his agreement to sign on as CEO and continue to lead the effort personally, there will not be any delay in implementing the changes necessary to get Mattel back on track.”

Said Chris Sinclair, “The Board and management team are focused on achieving a rapid turnaround at Mattel and we have a clear game plan for what needs to be addressed. This Company has a powerful portfolio of global lifestyle brands with untapped IP potential, extraordinary toy design and development expertise and unmatched global sales and supply chain capabilities. By moving quickly to reduce bureaucracy that has slowed decision making and diffused accountability, we are already beginning to benefit from greater energy and focus throughout the Company. While we still have challenges and lots of work to do, I am confident that, with a newly revitalized management team, including talent that we are sourcing from outside Mattel, we can quickly capitalize on growth opportunities and perform better for our customers, delight consumers and reward our shareholders. I look forward to providing more detail about our initiatives and plans on our April 16 earnings call.”

Richard Dickson, 47, also was appointed President and Chief Operating Officer. In his expanded role, Mr. Dickson will have responsibility for all brands and commercial operations. Mr. Dickson has served as President, Chief Brands Officer since January 2015 after rejoining the Company in May 2014 as Chief Brands Officer. He had worked at Mattel from 2000 to 2010 when he left to become President and CEO of The Jones Group, Inc.’s, branded businesses. Prior to joining The Jones Group, Inc., Mr. Dickson was General Manager and Senior Vice President of Barbie and led the revitalization of that brand.

Commenting on the appointment of Richard Dickson as President and COO, Mr. Sinclair added, “Richard is a recognized creative and operational talent and he knows Mattel and its brands extremely well. He has been a strong partner to me over these last few months and I look forward to working closely with him in his expanded role.”

Christopher A. Sinclair Biography

Christopher Sinclair, 64, has served on Mattel’s Board of Directors since 1996 and served as Independent Lead Director and Chair of the Audit Committee and Executive Committee from 2011 to January 2015. Mr. Sinclair has served as Executive Chairman of Scandent Holdings, an information technology investment company, from 2002 to 2008, and also served as Executive Chairman of Cambridge Solutions Corporation Ltd., a leader in providing information technology and business process outsourcing services, from 2005 to 2009. Prior to that, he served as Managing Director of Manticore Partners, LLC, a venture capital advisory firm, from 2000 to 2005, as an Operating Partner of Pegasus Capital Advisors, LP, a private equity firm, from 2000 to 2002, and as Chairman of the Board and Chief Executive Officer of Caribiner International, Inc., from 1999 to 2000.Earlier, he served as President and Chief Executive Officer of Quality Food, Inc., Chairman and Chief Executive Officer of Pepsi-Cola Company and President and Chief Executive Officer of PepsiCo Foods & Beverages International and Pepsi-Cola International.

Mr. Sinclair recently joined the board of Reckitt Benckiser Group plc. He has also served on the Board of Directors of Foot Locker, Inc. from 1995 to 2008, where he was Chairman of the Finance Committee and a member of the Compensation Committee, Cambridge Solutions Corporation, Ltd. from 2003 to 2009 and Perdue Farms from 1992 to 2000.

Mr. Sinclair was born and raised in Asia. He holds a bachelor’s degree in Business Administration from the University of Kansas and an MBA from the Tuck School of Business at Dartmouth College.

Richard Dickson Biography

Prior to rejoining Mattel in May 2014, Mr. Dickson was President and CEO of Branded Businesses at The Jones Group, Inc. from 2010 to May 2014. Mr. Dickson was responsible for devising and implementing The Jones Group’s expansion strategy, growing the company to include new brands and categories through acquisition and inception. From 2008 to 2010, Mr. Dickson served as General Manager and Senior Vice President of Barbie at Mattel. From 2000 to 2008, he was Senior Vice President at Mattel overseeing Consumer Products, Marketing, Media, Entertainment and Packaging. Prior to Mattel, Mr. Dickson was Vice President of Brand Management and Merchandising at Estée Lauder Companies, Inc. and was a principal with Gloss.com, an e-commerce beauty website he helped develop and manage until its acquisition by Estée Lauder. Mr. Dickson started his career and spent nearly a decade with Bloomingdale’s, the leading U.S. fashion retailer.

About Mattel

The Mattel family of companies (Nasdaq: MAT) is a worldwide leader in the design, manufacture and marketing of toys and family products. Mattel’s portfolio of best-selling brands includes Barbie®, the most popular fashion doll ever produced, Hot Wheels®, Monster High®, American Girl®, Thomas & Friends® and Fisher-Price® brands, including Little People® and Power Wheels®, MEGA® Brands, including MEGA BLOKS® and RoseArt®, as well as a wide array of entertainment-inspired toy lines. In 2013, Mattel was named one of the “World’s Most Ethical Companies” by Ethisphere Magazine and in 2014 ranked No. 5 on Corporate Responsibility Magazine’s “100 Best Corporate Citizens” list. With worldwide headquarters in El Segundo, Calif., Mattel’s companies employ nearly 30,000 people in 40 countries and territories and sell products in more than 150 nations. At Mattel, we are Creating the Future of Play. Visit us at www.mattel.com, www.facebook.com/mattel or www.twitter.com/mattel.

Forward-Looking Statements

This press release contains forward-looking statements on a variety of matters. These forward-looking statements are based on currently available operating, financial, economic and other information and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Some of these factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Mattel’s Quarterly Reports on Form 10-Q

for fiscal year 2014, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

Mattel, Inc.

News Media

Alex Clark, 310-252-6397

alex.clark@mattel.com

Securities Analysts

Martin Gilkes, 310-252-2703

martin.gilkes@mattel.com

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